WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.
(the “Registrant”)
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 600

February 19, 2016

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Previously, we sent you a Consent Solicitation Statement regarding the Registrant dated January 2, 2014. The proposal described in the Consent Solicitation Statement was approved by a majority-in-interest of the Limited Partners, effective on February 20, 2014. Letters dated May 6, 2014 and March 6, 2015 also were sent to you. This letter describes certain developments occurring since then.

The Consent Solicitation Statement addressed the sale of the CV Roseville LP Interest, the last remaining asset of the Registrant. CV Roseville is a limited partnership comprised of Project GO, Incorporated. as the general partner, and the Registrant as the limited partner. There is an ongoing court action among the partners and others.

As described in the Consent Solicitation Statement (see “SPECIAL FACTORS - Alternatives”), the sale of the CV Roseville LP Interest was contingent, in part, on the results of that lawsuit. A settlement agreement has been entered into by the parties to the lawsuit (the “Settlement Agreement”). The Settlement Agreement provides for two alternative courses of action. Accordingly, at present, there is continued uncertainty regarding the disposition of the Registrant’s last remaining asset, and the form the transaction will take.

The following is excerpted from the Settlement Agreement. In the Settlement Agreement, the following defined terms are used:
  “WNC” means WNC & Associates, Inc.
  “CVR” means Colonial Village Roseville, a California Limited Partnership.
  “CVR” means Colonial Village Auburn, a California Limited Partnership.
   “PGI” means PGI Holdings, LLC, a California Limited Liability Company, and an affiliate of Project GO Incorporated.
  “WNC-IV” means WNC California Housing Tax Credits IV, L.P., Series 4.
  “WNC-111” means WNC California Housing Tax Credits III, L.P.
“1.           In consideration of the payment of ONE MILLION and 00/100 DOLLARS ($1,000,000) to WNC, with payment to be made on or before May 13, 2016, the WNC entities agree to assign, sell, transfer, surrender, and relinquish, by written instrument in the form hereafter provided, to PGI Holdings, LLC, a California Limited Liability Company, all of the WNC entities’ rights, claims and interests to and in any ownership interests that relate to, arise from or that they hold or claim to hold in CVA and CVR. WNC itself solely shall determine the amounts thereof to be allocated for the accounts of WNC-IV and WNC-111 according to the interests of each. In doing so, the WNC entities further make the following representations and warranties regarding said ownership interests:”

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

2.           Should PGI not make payment in full by May 13, 2016, this Settlement Agreement shall remain in full force and effect, and the Court shall enter a Judgment of Dissolution as to both CVA and CVR for the benefit of all parties hereto. Such Judgment shall be entered on the basis of the Stipulation for Judgment of Dissolution, Winding Up, Liquidation and Termination of Partnerships in the form of attached hereto as Exhibit C, the terms and conditions of which are incorporated herein by reference, and upon ex parte application or noticed motion, with PGI and the WNC entities each providing the Court with forms of Judgment, with their respective proposed terms and conditions for the conduct of dissolution. Upon entry of Judgment, CVA and CVR shall be wound up and thereafter dissolved pursuant to the terms and conditions of the Judgment, California law and in accordance with the existing rights, duties, obligations, allocations, payments, and distributions set forth in the respective limited partnership agreements of CVA and CVR, with the Settling Parties each waiving any claims or rights against each other, including any fees or costs incurred, except as set forth herein.”

Mutual releases were executed by the parties as part of the Settlement Agreement. If the CV Roseville LP Interest is not purchased pursuant to item 1 above, it is possible the it could be purchased pursuant to item 2 above by an affiliated purchaser as described in the Consent Solicitation Statement.

Accordingly, we reiterate that the ultimate resolution is at present uncertain, and the resolution may be some time in coming. No estimate of a timetable can be provided at this time.

Sincerely,

WNC California Tax Credit Partners III, L.P.,
General Partner